UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2016

Xtant Medical Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34951	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane
Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective December 31, 2016, Bacterin International, Inc. (“Bacterin”), a Nevada corporation and wholly-owned subsidiary of Xtant Medical Holdings, Inc. (the “Company”), as borrower, the Company, X-Spine Systems, Inc., an Ohio corporation, and Xtant Medical, Inc., a Delaware corporation, collectively as the Guarantors, ROS Acquisition Offshore LP (“ROS”) and OrbiMed Royalty Opportunities II, LP (“OrbiMed”), entered into the Seventh Amendment to Amended and Restated Credit Agreement (the “Amendment”), which amended the existing Amended and Restated Credit Agreement (the “Facility”). The Facility generally provided for the refinancing of approximately $24,000,000 in previously existing term loans and the borrowing of an additional $18,000,000 by Bacterin.

The Amendment deferred Bacterin’s accrued interest payment date for the fiscal quarter ended on December 31, 2016 until January 14, 2017. The interest due on January 14, 2017 will be $1,107,244.19 plus interest accrued on such interest from January 2, 2017 until paid at a rate equal to 14% plus the higher of the LIBO Rate (as defined in the Facility) for the fiscal quarter ended on December 31, 2016, or 1%.

The Amendment also modified the minimum liquidity financial covenant of the Facility by allowing the Company and its subsidiaries to maintain a liquidity amount of not less than $500,000 until March 31, 2017. At all times after March 31, 2017, the liquidity of the Company and its subsidiaries must not be less than $5,000,000.

Finally, the Amendment modified the consolidated senior leverage ratio financial covenant of the Facility by moving the commencement date of the covenant from the most recent four fiscal quarters ended September 30, 2016, to the most recent four fiscal quarters ended March 31, 2017.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01.	Other Events.

Pursuant to the Indenture, dated as of July 31, 2015, between the Company and Wilmington Trust, National Association, and the $68,000,000 of Convertible Promissory Notes (the “Notes”) issued thereunder, the Company is required to make interest payments on January 15, 2017 to the holders of the Notes aggregating $2,040,000. OrbiMed and ROS collectively own $52,000,000 of such Notes. Further, pursuant to the Securities Purchase Agreement, dated as of April 14, 2016, and the Convertible Promissory Notes (the “PIK Notes”) issued thereunder in the aggregate principal amount of $2,238,166.45, the Company is also required to make interest payments on January 15, 2017 to OrbiMed and ROS aggregating $67,144.99, who collectively own all of the PIK Notes.

The Company is currently in discussions with OrbiMed, ROS and certain of the other holders of the Notes regarding these January 15, 2017 interest payments, and has proposed that they be paid either in shares of Common Stock of the Company valued at 90% of the 20 day volume weighted average price of the Common Stock as of January 15, 2017, or pursuant to new convertible promissory notes (the “New Notes”) issued to the Note holders bearing interest at the rate of 6.00%, with a maturity date of August 1, 2021, and convertible into Common Stock of the Company at a 20% premium to the 20 day volume weighted average price of the Common Stock as of January 15, 2017. The Company, OrbiMed and ROS are also in discussions about adding the deferred interest to the principal amount of the Facility if the interest on the Notes and PIK Notes is paid in Common Stock or if the New Notes are issued. No assurance can be given that the discussions with the Note holders will be successful or that, whether or not the discussions are successful, OrbiMed and ROS will agree to add the deferred interest to the principal amount of the Facility. The Company does not have cash on hand to satisfy all of its January interest obligations under the Facility, the Notes and the PIK Notes. Any failure of the Company to successfully negotiate the interest obligations will result in the Company being in default under the Facility, the Notes, the PIK Notes and, due to the cross defaults thereunder, under the Loan and Security Agreement, dated May 25, 2016, with Silicon Valley Bank.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Seventh Amendment to Amended and Restated Credit Agreement, dated as of December 31, 2016, by and among Bacterin International, Inc., Xtant Medical Holdings, Inc., X-Spine Systems, Inc., Xtant Medical, Inc., ROS Acquisition Offshore LP and OrbiMed Royalty Opportunities II, LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2017
XTANT MEDICAL HOLDINGS, INC.

By: /s/ John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Seventh Amendment to Amended and Restated Credit Agreement, dated as of December 31, 2016, by and among Bacterin International, Inc., Xtant Medical Holdings, Inc., X-Spine Systems, Inc., Xtant Medical, Inc., ROS Acquisition Offshore LP and OrbiMed Royalty Opportunities II, LP.